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Criteo S.A.
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May 11, 2016

Dear Shareholders,

2015 was another great year for Criteo. We grew our gross revenue to over $1.3 billion and our net income to $62.3 million. This represents 60% year-over-year growth compared to 2014. We also crossed the 10,000- client mark, while maintaining our client retention rate consistently above 90%.

I’m very happy with these results and believe this remarkable progress highlights the scalability of our business model.

When mass production first appeared, pioneers also invented mass advertising. The game was to define typical groups of consumers. Individuals only existed as part of a target audience. However, at any given instant, people who appear to be very similar are interested in very different things. And very different people want to buy the same thing.
We can now offer a new way to approach advertising. Instead of targeting people based on who they are (their age, gender, home address, marital status, etc.), we concentrate on what they want (a new phone, a sofa, a beach vacation, etc.). In the world of advertising, it’s a revolutionary concept. To make this happen, two key ingredients are necessary: the ability to capture shopping intent and the ability to measure sales in real-time.
For a long time, it was next to impossible to capture precise shopping intent at the user level. Thanks to rapid digitalization of the world, this is now increasingly possible. It all started with people typing keywords on search engines. Suddenly millions of consumers were indicating in real-time which particular product or service they were interested in. Thanks to sophisticated machine-learning technologies, Criteo has applied this idea to other types of consumer data: digital purchase history, online shopping carts and other high- value desktop and mobile browsing signals. We can now accurately extrapolate high-quality shopping intent in more and more marketing scenarios.
At the other end of the value chain, we’ve seen that it has been historically very challenging for advertisers to accurately track the impact of their advertising investments on their revenues. Thanks to break-through technologies, it’s now increasingly possible to make this link not only with precision for each consumer, but in real-time. This ability to close the loop allows for optimized media buying in a way that was only possible to dream of before.
We are still at the very early stages of these massive changes driven by the ubiquitous presence of the digital world in our lives. The many consequences are profound and still not well understood by many players in the industry. Above all, these changes mean that the key to success is no longer relationships but technology. When everything is easily and accurately measured, what matters is the strength of your technology, not your rolodex. Technology is what drives performance, and this fundamental shift in how value is generated in the industry will dramatically remodel the advertising landscape. Players who aren’t able to make this transition to technology will simply disappear.
How quickly will this happen? Once more, the two key driving forces are the ability to capture shopping intent and the ability to measure the impact of advertising at the user level in real-time. As soon as you are able to connect the dots of the consumer marketing journey, technology wins. Strategically expanding our footprint in these two domains is what has been driving Criteo’s growth for the last 8 years and what will continue to fuel our future growth. So far, we’ve captured only a very small fraction of the vast universe of consumer shopping intent. And we’ve been monitoring only a small fraction of all retail sales. There is so much more we can do and I am excited to see how far we can go.

As we move forward and build on our positive momentum, our ability to rapidly execute on our strategic objectives will remain critical to our success. For that, we must continue to be empowered to make significant strategic decisions, with respect to leadership, talent and investments.

From a business perspective and as a result of being a Nasdaq-listed company, reporting as of 2016 as a U.S. domestic registrant, Criteo’s governance and remuneration practices parallel U.S. standards in many respects. However, as a French private company, Criteo remains subject to French corporate law, including its constraints on the authority of the board of directors to act without shareholder approval and its ability to issue equity compensation.

At this year’s Annual General Shareholders’ Meeting, we are seeking your approval of resolutions that impact our ability to attract and retain directors, senior executives and top talent, all of which are key to our future success. We also need your approval to renew our access to the financial means required to enable such growth.

Maintaining Excellence at the Board Level

The members of Criteo’s Board of Directors have been carefully selected to incorporate the broad range of experience and skills that we believe are required to lead our high-growth company in an extremely fast- moving market. With Resolutions 1 to 6, we kindly ask you to renew the terms of office of Mr. JB Rudelle, Mr. James Warner and Mr. Dominique Vidal, as well as to ratify and renew the term of office of Ms. Sharon Fox Spielman and to appoint Mr. Eric Eichmann, our new Chief Executive Officer, to the Board of Directors. We believe each one of them brings unique and indispensable expertise, dedication and value to our Board of Directors.

In order to ensure that Criteo can continue to attract and retain highly talented directors with deep industry knowledge and experience, we must be able to offer our directors compensation in line with U.S. technology market practice, which typically includes an equity-based component. Resolutions 7 and 26 will enable Criteo to fairly and adequately compensate its independent directors, who will represent shareholders and supervise our management team.

Attracting and Retaining Top Talent

Equally imperative to Criteo’s success is our ability to attract and retain the right talent. In our hyper- competitive technology industry, compensation remains an important factor.

I am a meaningful shareholder myself and am aware of shareholder concerns regarding the dilutive effects of equity awards. However, we believe that to keep driving shareholder value at this stage in our development, it is important to provide the right equity incentives to a broad range of our employees. To optimize our compensation strategy, we recently moved away from an all-options based equity incentive program to one that also includes performance share units for our senior executives.

By approving Resolutions 20-25, your vote will enable Criteo to grant stock options and free shares/RSUs pursuant to three separate equity plans (the 2016 Stock Option Plan, the Amended and Restated 2015 Time-Based Free Share/RSU Plan and the Amended and Restated 2015 Performance-Based Free Share/RSU Plan) specifically tailored to Criteo employees and senior executives.

Resolution 27, asking you to approve a pool of ordinary shares sufficient to support such grants, will enable Criteo to offer compensation packages that are competitive to our peers. This will improve our ability to attract and retain outstanding individuals, both at the senior executive and employee level, whose expertise, judgment, initiative and efforts are key to Criteo’s continued success.

Financing Long-Term Growth

Criteo’s strategy is focused on both maximizing organic growth and potentially accelerating our execution through selective acquisitions. Typically, we look for assets that complement our technology platform and product portfolio. To successfully complete those acquisitions, Criteo will require the right financial flexibility, both in terms of access to financial resources and ability to structure deal consideration in a manner that is attractive, particularly for U.S. targets. With Resolution 19 and Resolutions 28 to 34, we are asking you to authorize Criteo to repurchase its stock in order to fund potential acquisitions with equity, as well as to issue securities for cash in order to fund growth projects, including acquisitions.

The Board of Directors is committed to continuing to act effectively in the best interests of our shareholders. We are grateful to you for providing us with the means necessary to execute on our strategic plans.

Thank you very much for your support.

I will conclude with our company’s famous motto: Criteo, go, Go, GO!!

Best regards,

/s/ JB Rudelle
JB Rudelle
Executive Chairman